Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MidWestOne Financial Group, Inc.:

We consent to the use of our report dated March 6, 2014, with respect to the consolidated balance sheet of MidWestOne Financial Group, Inc. and subsidiaries (the Company) as of December 31, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Des Moines, Iowa
August 19, 2015